Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.6035

Email: InvestorRelations@Oncor.com

ONCOR REPORTS THIRD QUARTER 2026 RESULTS

DALLAS (November 5, 2026) — Oncor Electric Delivery Company LLC (“Oncor”) today reported net income of $572 million for the three months ended September 30, 2026, compared to net income of $380 million in the three months ended September 30, 2025. The increase in net income of $192 million was driven by overall higher revenues primarily attributable to higher revenues due to new base rates that went into effect on June 1, 2026, an increase in other regulated revenues recognized related to the Unified Tracker Mechanism (“UTM”) and the System Resiliency Plan (“SRP”), higher customer consumption, primarily attributable to warmer weather, revenues recognized in connection with the surcharge filed pursuant to Oncor’s comprehensive base rate review, and customer growth. Financial and operational results are provided in Tables A, B, C, D, and E below.

“Texas’ continued economic growth depends on having the electric infrastructure in place to reliably serve its communities and businesses,” said Oncor CEO Allen Nye. “I want to thank the Oncor team for their continued commitment to safely and reliably serving our customers and for the important work underway to help strengthen the grid for Texas’ future. We look forward to working with lawmakers, regulators, landowners, and other stakeholders across Texas to advance the infrastructure needed to meet the state’s growing energy needs.”

Oncor also reported net income of $1,212 million for the nine months ended September 30, 2026, compared to net income of $820 million in the nine months ended September 30, 2025. The increase in net income of $392 million was driven by overall higher revenues primarily attributable to an increase in other regulated revenues recognized related to the UTM and the SRP, higher revenues due to updated rates, revenues recognized in connection with the surcharge filed pursuant to Oncor’s comprehensive base rate review, higher customer consumption, primarily attributable to warmer weather, and customer growth.

Operational Highlights

Through the first nine months of 2026, Oncor deployed approximately $6.3 billion of capital and remains on plan to execute approximately $9.0 billion of capital investment in 2026, the largest annual capital plan in company history. In the third quarter of 2026, Oncor built, rebuilt, or upgraded more than 700 circuit miles of transmission and distribution lines and increased its premise count by approximately 14,400, reflecting ongoing population and business growth in Texas. Active transmission point-of-interconnection (“POI”) requests increased 10% year over year. As of September 30, 2026, Oncor held approximately $6.0 billion in customer collateral for active generation and Large Commercial and Industrial (“LC&I”) transmission POI requests. This collateral is intended to reduce the risk of rate payers bearing costs for projects that are cancelled after Oncor has expended funds toward building the infrastructure.

As of September 30, 2026, Oncor had 504 active generation POI requests in queue, composed of approximately 45% storage, 40% solar, 8% wind, and 7% gas. In addition, Oncor’s active transmission LC&I interconnection queue included 795 requests at the end of the third quarter of 2026. Those requests included approximately 293 gigawatts from data centers and approximately 19 gigawatts of load from various other industrial sectors including 4 gigawatts of crypto-mining facilities, demonstrating broad-based industrial growth within Oncor’s service territory.

On July 22, 2026, the Electric Reliability Council of Texas, Inc. (“ERCOT”) set a new all-time peak demand record of 91.1 gigawatts (“GW”). Also, Oncor reached a new record peak of 33.3 GW on its system on August 24, 2026, an increase from Oncor’s prior system peak of 31.4 GW set in 2025, reflecting continued load growth across its footprint.

During the quarter, Oncor’s transmission investment totaled $1.3 billion to meet reliability requirements, expand transmission system capacity, and provide POIs for large transmission retail customers and third-party merchant generation sources. As part of that investment, Oncor advanced multiple projects that continue to support West Texas oil and gas electrification. In addition, Oncor made progress connecting new customers across its service territory, including projects supporting regional economic growth in the Dallas-Fort Worth (“DFW”) metropolitan area. Work continues on a project to support 18 megawatts of expected new demand load related to terminal expansions at DFW Airport, helping to accommodate continued growth in one of the region’s most important transportation hubs. Construction is also underway to provide two-way feed service to hospitals within the Fort Worth Medical Innovation District.

Oncor expects growth and economic expansion to continue across its service territory. Oncor currently projects its 2027 through 2031 base capital plan to increase by approximately 20%, driven by continued growth, customer demand, and infrastructure investments necessary to reliably serve the ERCOT market. Oncor expects to finalize and announce its final 2027 through 2031 capital plan in the first quarter of 2027.

Regulatory Update

During the third quarter, Oncor continued to achieve significant regulatory milestones associated with the transmission infrastructure necessary to support the continued growth and reliability of the ERCOT market. Oncor has filed 16 new Certificate of Convenience and Necessity (“CCN”) applications for needed transmission projects this year, eight of which have already been approved. An additional five CCNs filed in previous years have received approvals this year. Of the 16 applications filed this year, four were for 138 kV transmission lines, nine were for 345 kV transmission lines, and three were for 765 kV transmission lines.

On August 28, 2026, the Public Utility Commission of Texas (“PUCT”) approved Oncor’s CCN applications for the Drill Hole Switch to Longshore Switch and Longshore Switch to Dinosaur Switch 765 kV transmission projects, which together comprise Import Path 1 of the Permian Basin Reliability Plan (“PBRP”). As these projects advance, Oncor will continue to engage constructively with landowners and communities throughout the routing adjustment, land acquisition, and construction phases. The PUCT order approving the CCN applications is subject to motions for rehearing, which have been filed by various parties, and appeals. Oncor is currently awaiting a decision for the Big Hill to Sand Lake and Big Hill to Bell County East 765 kV transmission projects comprising Import Path 2 of the PBRP, which are to be constructed by Oncor and another utility.

Oncor has also received conditional classification from ERCOT of customer loads submitted as part of ERCOT’s Batch Zero process; approximately 24 GW of large load has been classified as base load including 10 GW of already energized load, and 21 GW has been classified as studied load where Oncor is the transmission service provider. The classification is conditional pending the results of an ERCOT audit of customer qualifications and community impacts, which is expected in December 2026. Oncor holds approximately $2.0 billion of large load customer collateral related to the Batch Zero projects, which is part of the approximately $6.0 billion of customer collateral mentioned above. Batch Zero remains an ongoing study and final load classifications are subject to change. A final transmission plan reflecting the results of Batch Zero is not expected until fall of 2027. As a result, Batch Zero projects remain outside of Oncor’s current base capital plan.

During the third quarter, the PUCT Staff recommended approval of Oncor’s Wildfire Mitigation Plan pursuant to the framework established by House Bill 145. The plan builds upon Oncor’s existing wildfire mitigation efforts and establishes operational protocols for use across Oncor’s system when wildfire risks are present, including inspections, vegetation management, de-energization and restoration procedures, and community outreach and public awareness plans. Oncor expects a final decision by the PUCT on its plan in the fourth quarter.

Liquidity Update

As of November 4, 2026, Oncor’s available liquidity totaled approximately $3.7 billion, consisting of cash on hand and available borrowing capacity under its credit facilities, commercial paper program, and accounts receivable facility. Oncor anticipates these resources, combined with projected cash flows from operations and future financing activities, will be sufficient to meet capital expenditures, maturities of long-term debt, and other operational needs for at least the next twelve months.

Sempra Internet Broadcast Today

Sempra (NYSE: SRE) will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET, which will include discussion of third quarter 2026 results and other information relating to Oncor. Oncor executives will also participate in the broadcast. Access to the broadcast is available by logging onto the Investors section of Sempra’s website, sempra.com/investors. Prior to the conference call, an accompanying slide presentation will be posted on sempra.com/investors. For those unable to participate during the live webcast, a replay will be available a few hours after its conclusion at sempra.com/investors.

Quarterly Report on Form 10-Q

Oncor’s Quarterly Report on Form 10-Q for the period ended September 30, 2026 will be filed with the U.S. Securities and Exchange Commission after Sempra’s conference call and once filed, will be available on Oncor’s website, oncor.com.

About Oncor

Headquartered in Dallas, Oncor is a regulated electricity transmission and distribution business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor (together with its subsidiaries) operates the largest transmission and distribution system in Texas, delivering electricity to more than 4.1 million homes and businesses and operating more than 145,000 circuit miles of transmission and distribution lines in Texas. While Oncor is owned by two investors (indirect majority owner, Sempra, and minority owner, Texas Transmission Investment LLC), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

Oncor Electric Delivery Company LLC

Table A – Condensed Statements of Consolidated Income (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(U.S. dollars in millions)
Operating revenues	$2,296	$1,845	$6,082	$5,047

Operating expenses:
Wholesale transmission service	388	374	1,159	1,094
Operation and maintenance	464	385	1,322	1,123
Depreciation and amortization	356	300	1,036	877
Provision in lieu of income taxes	132	80	271	174
Taxes other than amounts related to income taxes	162	154	476	443

Total operating expenses	1,502	1,293	4,264	3,711

Operating income	794	552	1,818	1,336
Other (income) and deductions – net	(47)	(29)	(127)	(61)
Non-operating provision (benefit) in lieu of income taxes	8	–	9	(1)
Interest expense and related charges	261	201	724	578

Net income	$572	$380	$1,212	$820

Oncor Electric Delivery Company LLC

Table B – Condensed Statements of Consolidated Cash Flows (Unaudited)

	Nine Months Ended September 30,
	2026	2025
	(U.S. dollars in millions)
Cash flows – operating activities:
Net income	$1,212	$820
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization, including regulatory amortization	1,209	1,002
Provision in lieu of deferred income taxes – net	251	166
Changes in operating assets and liabilities:
Accounts receivable – net	(474)	(200)
Materials and supplies inventories	(372)	(143)
Accounts payable – trade	33	5
Regulatory assets – recoverable SRP	(175)	(111)
Regulatory assets – recoverable UTM	(339)	(55)
Regulatory assets – self-insurance reserve costs incurred	(70)	(165)
Regulatory under/over recoveries – net	152	110
Customer deposits	693	53
Pension and OPEB Plans	(41)	(144)
Accrued interest	103	120
Other – assets	(72)	(127)
Other – liabilities	129	80

Cash provided by operating activities	2,239	1,411

Cash flows – financing activities:
Issuances of senior secured notes	3,930	3,466
Repayments of senior secured notes	(238)	(350)
Issuances of junior subordinated unsecured notes	986	-
Borrowings under term loan credit agreement	475	-
Repayments under term loan credit agreement	(1,400)	-
Borrowings under AR Facility	525	510
Repayments under AR Facility	(850)	(510)
Repayments under $500M Credit Facility (Note 5)	(480)	-
Payment for senior secured notes extinguishment	-	(441)
Net change in short-term borrowings	-	(594)
Capital contributions from members	2,611	1,857
Distributions to members	(857)	(573)
Debt discount, premium, financing and reacquisition costs – net	(50)	(42)

Cash provided by financing activities	4,652	3,323

Cash flows – investing activities:
Capital expenditures	(6,276)	(4,547)
Sales and use tax audit settlement refund	17	-
Other – net	64	32

Cash used in investing activities	(6,195)	(4,515)

Net change in cash, cash equivalents and restricted cash	696	219
Cash, cash equivalents and restricted cash – beginning balance	719	262

Cash, cash equivalents and restricted cash – ending balance	$1,415	$481

Oncor Electric Delivery Company LLC

Table C – Condensed Consolidated Balance Sheets (Unaudited)

	At September 30, 2026	At December 31, 2025
	(U.S. dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$77	$87
Restricted cash, current	1,077	11
Accounts receivable – net	1,530	1,048
Amounts receivable from members related to income taxes	5	48
Materials and supplies inventories – at average cost	1,063	690
Prepayments and other current assets	152	140

Total current assets	3,904	2,024
Restricted cash, noncurrent	261	621
Investments and other property	219	203
Property, plant and equipment – net	43,185	37,834
Goodwill	4,740	4,740
Regulatory assets	2,425	2,049
Right-of-use operating lease assets	306	265
Other noncurrent assets	253	59

Total assets	$55,293	$47,795

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Accounts payable – trade	$1,482	$1,332
Amounts payable to members related to income taxes	26	31
Accrued taxes other than amounts related to income	288	296
Accrued interest	319	216
Operating lease and other current liabilities	1,477	409

Total current liabilities	3,592	2,284
Long-term debt, noncurrent	21,854	19,043
Liability in lieu of deferred income taxes	3,223	2,841
Regulatory liabilities	3,138	3,034
Employee benefit plan obligations	1,263	1,275
Operating lease obligations	271	239
Other noncurrent obligations	389	711

Total liabilities	33,730	29,427

Commitments and contingencies
Membership interests:
Capital account – number of units outstanding at September 30, 2026 and December 31, 2025 – 635,000,000	21,562	18,596
Accumulated other comprehensive income (loss)	1	(228)

Total membership interests	21,563	18,368

Total liabilities and membership interests	$55,293	$47,795

Oncor Electric Delivery Company LLC

Table D – Operating Statistics

Mixed Measures

	Twelve Months Ended September 30,		%
	2026	2025	Change
Reliability statistics (a):
System Average Interruption Duration Index (SAIDI) (non-storm)	82.9	82.2	0.9
System Average Interruption Frequency Index (SAIFI) (non-storm)	1.2	1.2	0.0
Customer Average Interruption Duration Index (CAIDI) (non-storm)	66.9	70.8	(5.5)

Electricity points of delivery (end of period and in thousands):
Electricity distribution points of delivery (based on number of active meters)	4,155	4,100	1.3

	Three Months Ended September 30,		Increase	Nine Months Ended September 30,		Increase
	2026	2025	(Decrease)	2026	2025	(Decrease)
Residential system weighted weather data (b):
Cooling degree days	1,558	1,112	446	2,247	1,710	537
Heating degree days	-	-	-	360	589	(229)
	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
	2026	2025	Change	2026	2025	Change
Operating statistics:
Electric energy volumes (gigawatt-hours)
Residential	17,977	15,034	19.6	39,604	37,567	5.4
Commercial, industrial, small business and other	37,229	35,727	4.2	100,386	94,426	6.3

Total electric energy volumes	55,206	50,761	8.8	139,990	131,993	6.1

(a)

SAIDI is the average number of minutes electric service is interrupted per consumer in a twelve-month period. SAIFI is the average number of electric service interruptions per consumer in a twelve-month period. CAIDI is the average duration in minutes per electric service interruption in a twelve-month period. In each case, Oncor’s non-storm reliability performance reflects electric service interruptions of one minute or more per customer. Each of these results excludes outages during significant storm events.

(b)

Degree days are measures of how warm or cold it is throughout Oncor’s service territory. A degree day compares the average of the hourly outdoor temperatures during each day to a 65° Fahrenheit standard temperature. The more extreme the outside temperature, the higher the number of degree days. A high number of degree days generally results in higher levels of energy use for space cooling or heating.

Oncor Electric Delivery Company LLC

Table E – Operating Revenues

	Three Months Ended September 30,		$	Nine Months Ended September 30,		$
	2026	2025	Change	2026	2025	Change
	(U.S. dollars in millions)
Operating revenues
Revenues contributing to earnings:
Revenues from contracts with customers
Distribution base revenues
Residential (a)(b)	$694	$508	$186	$1,554	$1,270	$284
LC&I (a)(c)	442	375	67	1,237	1,042	195
Other (a)(d)	43	34	9	119	96	23

Total distribution base revenues (e)	1,179	917	262	2,910	2,408	502

Transmission base revenues (TCOS revenues)
Third-party wholesale customers (a)	298	279	19	888	812	76
REPs serving Oncor distribution customers, through TCRF	169	155	14	480	450	30

Total TCOS revenues	467	434	33	1,368	1,262	106

Other miscellaneous revenues	23	24	(1)	73	72	1

Total revenues from contracts with customers	1,669	1,375	294	4,351	3,742	609

Other regulated revenues
SRP revenues (f)	69	41	28	176	111	65
UTM revenues (g)	139	36	103	339	55	284

Total other regulated revenues	208	77	131	515	166	349

Total revenues contributing to earnings	1,877	1,452	425	4,866	3,908	958

Revenues collected for pass-through expenses:
TCRF – third-party wholesale transmission service	388	374	14	1,159	1,094	65
EECRF and other revenues	31	19	12	57	45	12

Total revenues collected for pass-through expenses	419	393	26	1,216	1,139	77

Total operating revenues	$2,296	$1,845	$451	$6,082	$5,047	$1,035

(a)	Includes unbilled surcharge revenues recognized in the three and nine months ended September 30, 2026 as a result of the surcharge relating to Oncor’s comprehensive base rate review.
(b)

Distribution base revenues from residential customers are generally based on actual monthly consumption (kWh). On a weather -normalized basis, distribution base revenues from residential customers increased 17.4% in the three months ended September 30, 2026 as compared to the three months ended September 30, 2025 and increased 17.6% in the nine months ended September 30, 2026 compared to the nine months ended September 30, 2025.

(c)

Depending on size and annual load factor, distribution base revenues from LC&I customers are generally based either on actual monthly demand (kilowatts) or the greater of actual monthly demand (kilowatts) or 80% of peak monthly demand during the prior 11 months.

(d)

Includes distribution base revenues from small business customers whose billing is generally based on actual monthly consumption (kWh), lighting sites and other miscellaneous distribution base revenues.

(e)

The 28.6% increase in distribution base revenues in the three months ended September 30, 2026 as compared to the three months ended September 30, 2025 (17.7% increase on a weather-normalized basis) was primarily due to the distribution component in new base rates implemented June 1, 2026, an increase due to higher customer consumption, primarily attributable to warmer weather, an increase due to the distribution component of revenues recognized in connection with the surcharge filed pursuant to Oncor’s comprehensive base rate review, and an increase due to customer growth. The 20.8% increase in distribution base revenues in the nine months ended September 30, 2026 as compared to the nine months ended September 30, 2025 (18.3% increase on a weather-normalized basis) was primarily due to the distribution component in new base rates implemented June 1, 2026, an increase due to the distribution component of revenues recognized in connection with the surcharge filed pursuant to Oncor’s comprehensive base rate review, an increase due to higher customer consumption, primarily attributable to warmer weather, an increase due to updated interim distribution cost recovery factor rates implemented to reflect increases in invested capital, and an increase due to customer growth.

(f)

Includes revenues recognized for recoverable costs associated with distribution-related SRP, including operation and maintenance expense, depreciation expense, debt carrying costs on unrecovered balances and related taxes.

(g)

Includes revenues recognized for recoverable costs associated with UTM eligible transmission and distribution capital investments, including depreciation expense, debt carrying costs on unrecovered balances and related taxes.

Forward-Looking Statements

This news release contains forward-looking statements relating to Oncor within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. All statements, other than statements of historical facts, that are included in this news release, as well as statements made in presentations, in response to questions or otherwise, that address activities, events or developments that Oncor expects or anticipates to occur in the future, including such matters as projections, capital allocation, future capital expenditures, business strategy, competitive strengths, goals, future acquisitions or dispositions, development or operation of facilities, market and industry developments and the growth of Oncor’s business and operations (often, but not always, through the use of words or phrases such as “intends,” “plans,” “will likely result,” “expects,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “forecast,” “should,” “projection,” “target,” “goal,” “objective” and “outlook”), are forward-looking statements. Although Oncor believes that in making any such forward-looking statement its expectations are based on reasonable assumptions, any such forward-looking statement involves risks, uncertainties and assumptions. Factors that could cause Oncor’s actual results to differ materially from those projected in such forward-looking statements include: legislation, governmental policies and orders, and regulatory actions; legal and administrative proceedings and settlements, including the exercise of equitable powers by courts; ERCOT protocols, rules, policies, regulations, guidelines, directives, processes, endorsements, approvals, restrictions, and orders applicable to Oncor’s business, including relating to transmission or distribution projects and any changes to expected projects; weather conditions and other natural phenomena, including severe weather events, natural disasters or wildfires; cyber-attacks on Oncor or Oncor’s third-party vendors; changes in expected ERCOT and service territory growth; changes in, or cancellations of, anticipated projects, including customer requested interconnection projects; physical attacks on Oncor’s system, acts of sabotage, wars, terrorist activities, wildfires, fires, explosions, natural disasters, hazards customary to the industry, or other emergency events; Oncor’s ability to obtain adequate insurance on reasonable terms and the possibility that it may not have adequate insurance to cover all losses incurred by Oncor or third-party liabilities; adverse actions by credit rating agencies; health epidemics and pandemics, including their impact on Oncor’s business and the economy in general; interrupted or degraded service on key technology platforms, facilities failures, or equipment interruptions; economic conditions, including the impact of a recessionary environment, inflation, foreign policy, industrial strain, and global trade restrictions; supply chain disruptions, including as a result of tariffs, war, volatile commodity prices, manufacturing and shipping shortages, global trade disruptions, competition for goods and services, and service provider availability; unanticipated changes in electricity demand in ERCOT or Oncor’s service territory; ERCOT grid needs and ERCOT market conditions, including insufficient electricity generation within the ERCOT market or disruptions at power generation facilities that supply power within the ERCOT market; changes in business strategy, development plans or vendor relationships; changes in interest rates, foreign currency exchange rates, or rates of inflation; significant changes in operating expenses, liquidity needs and/or capital expenditures; inability of various counterparties to meet their financial and other obligations to Oncor, including failure of counterparties to timely perform under agreements; general industry and ERCOT trends; significant decreases in demand or consumption of electricity delivered by Oncor, including as a result of increased consumer use of third-party distributed energy resources or other technologies; changes in technology used by and services offered by Oncor; changes in employee and contractor labor availability and cost; significant changes in Oncor’s relationship with its employees, and the potential adverse effects if labor disputes or grievances were to occur; changes in assumptions used to estimate costs of providing employee benefits, including pension and other postretirement employee benefits, and future funding requirements related thereto; significant changes in accounting policies or critical accounting estimates material to Oncor; commercial bank and financial market conditions, macroeconomic conditions, access to capital, the cost of such capital, and the results of financing and refinancing efforts, including availability of funds and the potential impact of any disruptions in U.S. or foreign capital and credit markets; financial market volatility and the impact of volatile financial markets on investments, including investments held by Oncor’s pension and other postretirement employee benefit plans; circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets; Oncor’s adoption and deployment of artificial intelligence; financial and other restrictions under Oncor’s debt agreements; Oncor’s ability to generate sufficient cash flow to make interest payments on its debt instruments; and Oncor’s ability to effectively execute its operational and financing strategy.

Further discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in filings made by Oncor with the U.S. Securities and Exchange Commission. Specifically, Oncor makes reference to the section entitled “Risk Factors” in its annual and quarterly reports. Any forward-looking statement speaks only as of the date on which it is made, and, except as may be required by law, Oncor undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Oncor to predict all of them; nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. As such, you should not unduly rely on such forward-looking statements.

The information contained on, or that can be accessed through, any website referenced in this news release, is not, and shall not be deemed to be, part of this document.